Exhibit 2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2007, by and among Knight Energy Group I Holding Co., LLC, a Delaware limited liability company (“Knight I Parent”), Knight Energy Group II Holding Company, LLC, a Delaware limited liability company (“Knight II Parent”), Hawk Energy Fund I Holding Company, LLC, an Oklahoma limited liability company (“Hawk Parent”), David D. Le Norman (“Le Norman”), Robert J. Raymond (“Raymond”) and Greenhill Capital Partners II, L.P., Greenhill Capital Partners (Cayman) II, L.P., Greenhill Capital Partners (Executives) II, L.P., and Greenhill Capital Partners (Employees) II, L.P. (“GCP” and together with Knight I Parent, Knight II Parent and Hawk Parent, Le Norman and Raymond, the “Parties”).

RECITALS

A. Concurrently with the execution of this Agreement, the Crusader Parent Entities (as defined in the Contribution Agreement), Westside Energy Corporation, a Nevada corporation (the “Company”), and the Crusader Operating Entities (as defined in the Contribution Agreement) have entered into a Contribution Agreement (as may be amended from time to time, the “Contribution Agreement”), which provides for the acquisition by the Company of all of the outstanding equity interest of each of the Crusader Operating Entities (the “Acquisition”) in exchange for common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or cash, as set forth in the Contribution Agreement.

B. In connection with the Acquisition, the Crusader Parent Entities have agreed to vote their shares of Company Common Stock in the manner set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the Parties agree as follows:

1. Voting Agreement.

1.1 Board Composition.  Each Party shall vote all shares of Company Common Stock owned or controlled by such Party, whether now owned or hereafter acquired or which such Party may be empowered to vote (together the “Shares”), from time to time and at all times, at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, in favor of the election of the following persons to the Board of Directors (the “Board”) of the Company:

(i)    one individual designated by GCP so long as GCP holds not fewer than 33.3333% of the outstanding Investor Units (as defined in the Limited Liability Company Agreement of Knight I Parent dated as of even date herewith, as hereafter amended) in Knight I Parent and Knight I Parent holds not fewer than 30% of the outstanding Company Common Stock or Greenhill holds directly not fewer than 10% of the outstanding shares of Company Common Stock, which individual shall initially be Robert Niehaus;

(ii)   three individuals designated by Le Norman, provided (A) Le Norman remains chief executive officer of the Company or holds or controls directly or indirectly not fewer than 10% of the outstanding shares of Company Common Stock, (B) one of the initial designees shall be Le Norman, and (C) two of the designees shall in all instances qualify as an "independent director" within the meaning of the applicable rules and regulations of the American Stock Exchange or other national stock exchange on which the Company common stock is listed or admitted; and

(iii)  three individuals designated by Raymond, provided (A) Raymond remains chairman of the board of the Company or holds or controls directly or indirectly not fewer than 10% of the outstanding shares of Company Common Stock, (B) one of the initial designees is Raymond, and (C) two of the designees shall in all instances qualify as an "independent director" within the meaning of the applicable rules and regulations of the American Stock Exchange or other national stock exchange on which the Company common stock is listed or admitted.

1.2 Size of the Board.  Each Party shall vote all of his, her or its Shares from time to time and at all times, in whatever manner shall be necessary to cause the size of the Board to be set and to remain at seven (7) directors.

1.3 Removal of Board Members.  Each Party shall vote all Shares owned or controlled by such Party from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 1.1 of this Agreement may be removed from office unless (A) such removal is directed or approved by the Party having the right under Section 1.1 to designate that director or (B) the Party originally entitled to designate or approve such director pursuant to Section 1.1 is no longer so entitled to designate or approve such director; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.1 shall be filled pursuant to the provisions of Section 1.1; provided, that, any such replacement nominee is reasonably acceptable to a majority of the Board members.  All Parties agree to execute any written consents required to effectuate the obligations of this Agreement.

1.4 Compensation Committee.  Each Party shall vote all Shares owned or controlled by such Party from time to time and at all times in whatever manner as is necessary and shall take all other necessary or desirable actions within its reasonable control, so that (i) the Board establishes and maintains a compensation committee, and (ii) so long as GCP has the right hereunder to designate an individual to serve on the Board and such individual qualifies as an “independent director” within the meaning of the applicable rules and regulations of the American Stock Exchange or other national stock exchange on which the Company’s common stock is listed or admitted, such GCP designee will be a member of the compensation committee.

2. Term.  This Agreement shall take effect on the date of the closing of the transaction contemplated by the Contribution Agreement (the “Effective Date”) and shall continue in effect until and shall terminate upon the earlier to occur of (a) a Change in Control of the Company, and (b) December 31, 2011.  As used herein, a “Change in Control” shall mean the occurrence of any of the following events:

(i)      The acquisition by any person or group of beneficial ownership of forty percent (40%) or more of either (x) the then outstanding shares of Company Common Stock (the “Outstanding Company Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(i), the following acquisitions (whether the acquiring person or group acquires beneficial ownership of forty percent (40%) or more of the Outstanding Company Stock or any such acquisition results in any other person or group (other than the acquiring person or group) owning forty percent (40%) or more of the Outstanding Company Stock) shall not constitute a Change in Control:  (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) or (C) of paragraph (iii) below; or

(ii)     Members of the then incumbent Board cease to constitute at least a majority of the members of the Board; or

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no person or group (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, forty percent (40%) or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C)

at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the then incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing clause (i) of this definition: (x) the following acquisitions (whether the acquiring Person or Group acquires Beneficial Ownership of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or any such acquisition results in any other Person or Group (other than the acquiring Person or Group) Beneficially Owning forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities) shall not constitute a Change in Control unless, following such acquisition, any Person or Group (other than the acquiring Person or Group effecting the acquisition pursuant to the following clauses (A) through (D)) who becomes the Beneficial Owner of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities as a result of one or more of such acquisitions shall thereafter acquire any additional shares of Company Securities and, following such acquisition, Beneficially Owns forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, in which case such acquisition shall constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of the foregoing clause (iii) of this definition; and (y) the acquisition of Beneficial Ownership of shares of Common Stock by the Crusader Parent Entities pursuant to the Contribution Agreement, the corresponding acquisition of Beneficial Ownership of shares of Common Stock by any other Person or Group deemed to Beneficially Own the Common Stock so acquired by the Crusader Parent Entities (any such Person and/or Group, collectively with the Crusader Parent Entities and the Crusader Distributees, the "Crusader Group") and the acquisition of Beneficial Ownership of shares of Common Stock as a result of the distribution by a Crusader Parent Entity to Crusader Distributees of shares of Common Stock acquired pursuant to the Contribution Agreement or directly from the Company prior to the date of the Contribution Agreement shall not constitute a Change of Control, provided that if, (1) for so long as the shares of Common Stock Beneficially Owned by any member of the Crusader Group equals or exceeds forty percent (40%) of the Outstanding Company Stock or the Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Common Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an award issued under any equity based compensation plan of the Company, including without limitation the 2008 LTIP) representing one percent (1%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or (2) at any time after such member of the Crusader Group shall cease to Beneficially Own forty percent (40%) or more of the Outstanding Company Stock and Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an award issued under any equity based compensation plan of the Company, including without limitation the 2008 LTIP) representing forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, then in the case of either (1) or (2) a Change of Control shall be deemed to occur.

3. Specific Enforcement.  Each Party acknowledges and agrees that each Party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each Party shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the Parties may be entitled at law or in equity.

4. Miscellaneous.

4.1 Transfers, Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Notwithstanding the foregoing, each transferee or assignee of the Shares subject to this Agreement shall take such Shares free and clear of the terms of this Agreement, unless such transferee or assignee is a Party hereto or an Affiliate thereof.  As used in this Section 4.1, the term “Affiliate” shall have the meaning set forth in the Contribution Agreement except that this Section 4.1 shall not apply to D.E. Shaw Synoptic Portfolios, L.L.C.; Crusader Energy Group Holding Company, L.L.C. or Knight Energy Parent as a result of a distribution of Shares to any of these listed entities from a Party in which they hold an interest, nor shall this Section 4.1 apply to any member of one or more of these entities who receives a distribution of Shares from one or more of the listed entities in the employee-member’s capacity as a member of one or more of the entities.

4.2 Governing Law.  This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Nevada as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to its principles of conflicts of laws.

4.3 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 4.5.

4.6 Amendment.  This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the holders of 90% of the Shares at any such time subject to this Agreement whether or not such person entered into or approved such amendment or waiver.

4.7 Severability.  The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.8 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.9 Entire Agreement.  This Agreement (including the exhibits hereto, if any), constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

4.10 Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

4.11 Costs of Enforcement.  If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

KNIGHT ENERGY GROUP I HOLDING CO., LLC
By:  Crusader Energy Group Holding Co., LLC,
its Manager

By:   /s/ David D. Le Norman
David D. Le Norman, Manager

KNIGHT ENERGY GROUP II HOLDING COMPANY, LLC
By:  Knight Energy Management Holding
Company, LLC, its Manager

By:   /s/ David D. Le Norman
David D. Le Norman, Manager

By:   /s/ Robert J. Raymond
Robert J. Raymond, Manager

HAWK ENERGY FUND I HOLDING COMPANY, LLC
By:  Hawk Holdings, LLC, its Manager

By:   /s/ David D. Le Norman
David D. Le Norman, Manager

/s/ David D. Le Norman
David D. Le Norman

/s/ Robert J. Raymond
Robert J. Raymond

[Signature Page to Voting Agreement]

Greenhill Capital Partners II, L.P.
Greenhill Capital Partners (Cayman, II, L.P.
Greenhill Capital Partners (Executive), II, L.P.
Greenhill Capital Partners (Employees), II, L.P.
By:  GCP Managing Partner II, L.P.,
Managing General Partner of each of the
foregoing partnerships
By:  Greenhill Capital Partners, LLC,
General Partner of GCP Managing Partner,
II, L.P.

By:   /s/ V. Frank Pottow

Name:  V. Frank Pottow

Title:     Managing Director

[Signature Page to Voting Agreement]